UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 6, 2009

PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	000-25887	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
120 S. LaSalle Street Chicago, IL		60603 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  312-683-7100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b), (c)  Departure of Directors or Certain Officers; Election of Directors;Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Kevin M. Killips as Chief Financial Officer of PrivateBancorp, Inc. and The PrivateBank – Chicago

On February 9, 2009, the Company announced that Kevin M. Killips, age 53, will be joining the Company and will assume the role of Chief Financial Officer of the Company and The PrivateBank and Trust Company (the “Bank”), one of the Company’s bank subsidiaries on or about March 6, 2009.

Mr. Killips has served as controller and chief accounting officer of Discover Financial Services since March 31, 2008.  Prior to joining Discover Financial Services, Mr. Killips was employed by LaSalle Bank where he worked for nearly ten years, most recently serving as executive vice president, North American chief accounting officer and corporate controller.  Prior to working at LaSalle, he was director of Internal Audit, and then vice president-Finance for leasing operations at Transamerica Corporation.  Mr. Killips, a certified public accountant, also worked for Ernst & Young from 1979-1993.

Compensation Arrangements with Kevin M. Killips

In connection with Mr. Killips’ employment, the Company entered into a term sheet agreement (the “Agreement”) pursuant to which Mr. Killips will be entitled to an annual base salary of $380,000 and an annual target bonus of 90% of his annual base salary.  He will also be paid a signing bonus of $50,000 on the effective date of his employment.

In order to compensate Mr. Killips for certain equity awards he was required to forfeit upon leaving his prior employer, Mr. Killips will receive an equity award consisting of restricted stock of the Company with a value of $500,000, one-third of which amount will vest immediately, and the remaining of which will vest in equal increments of one-third each on the second and third anniversary date of Mr. Killips’ commencement date.  All of such shares are subject to immediate vesting in the event of Mr. Killips’ termination due to death, disability, termination without cause or good reason and in the event of a change in control of the Company (as defined in the Agreement).  Mr. Killips will also receive shares of restricted stock valued at $250,000 and options with a value of $250,000 to purchase shares of stock with a value of $250,000 at an exercise price based on the closing price of the Company’s common stock on his commencement date.  The shares and options will vest in equal increments of 25% annually, and will fully vest upon a change in control of the Company.

In the event of the termination of Mr. Killips’ employment with the Company as a result of  involuntary termination without cause or voluntary resignation for good reason, he will be entitled to severance benefits similar to the Company’s other executive officers, which include the right to receive severance payments equal to 100% of his then current base salary and his average annual bonus for the three years prior to termination and a pro rata bonus for the year of termination based on the prior year’s bonus.  In the event of involuntary termination without cause or voluntary resignation for good reason following a change in control of the Company, he will be entitled to severance benefits equal to 200% of his then annual base salary and the higher of the prior year’s or 3-year average annual bonus and a pro rata bonus for the year of termination.  Mr. Killips is also subject to the same provisions relating to non-competition and non-solicitation as the Company’s other executive officers.

The Agreement also provides that Mr. Killips’ compensation is subject to the limitations, restrictions and clawback provisions imposed on certain executive officers of recipients of federal funds under the US Treasury’s TARP Capital Purchase Program, of which the Company is a participant.

The preceding description of the Agreement is a summary of the material terms of the Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which is being filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Departure of Dennis L. Klaeser; Appointment of Mark Holmes Interim Chief Financial Officer.

The Company also announced that Mark Holmes has been appointed interim Chief Financial Officer (and principal financial officer) effective February 6, 2009.  Mr. Holmes succeeds Dennis L. Klaeser, who will be leaving the Company at the end of March.

Mr. Holmes, age 49, has been a Managing Director of the Bank since October 2007, performing various finance functions.  Prior to joining the Bank, Mr. Holmes held various financial and accounting positions over a 10 year period with LaSalle Bank.  His most recent position at LaSalle Bank was Group Senior Vice President, Finance Department.

Since January 1, 2008, there have been no transactions, and there are no currently proposed transactions, to which the Company was or is a participant and in which either Mr. Killips or Mr. Holmes had or is to have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

On February 9, 2009, the Company issued the attached press release regarding the matters described above, which is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.1	Employment Term Sheet Agreement dated as of February 6, 2009, between PrivateBancorp, Inc. and Kevin M. Killips
99.1	Press Release dated February 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATEBANCORP, INC.

Date: February 9, 2009	By:	/s/Larry D. Richman
Larry D. Richman
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Term Sheet Agreement dated as of February 6, 2009 between PrivateBancorp, Inc. and Kevin M. Killips
99.1	Press release dated February 9, 2009